Exhibit 6.18

AMENDMENT NO. 1 TO

CONTRIBUTION AND SALE AGREEMENT

AMENDMENT NO. 1 TO CONTRIBUTION AND SALE AGREEMENT (the “Amendment”), entered into as of September 28, 2017, between:

(a)          Lubbock Energy Partners LLC (“LEP”); and

(b)          Energy Hunter Resources Inc. (“EHR”).

Capitalized terms used in this Amendment and not otherwise defined shall have the meaning set forth in that certain Contribution and Sale Agreement (the “Contribution Agreement”), entered into July 12, 2017, between LEP and EHR.

WHEREAS, the Parties entered into the Contribution Agreement, pursuant to which LEP will contribute, convey, transfer, assign and sell the assets to EHR in return for the issuance of common stock of EHR and cash, in accordance with the terms of the Contribution Agreement; and

WHEREAS, EHR has commenced the process for an offering of its common stock to the public; and

WHEREAS, closing under the Contribution Agreement will not occur until EHR’s offering of common stock has been completed, as such the Parties wish to amend right of termination contained within the Contribution Agreement.

NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Amendment, the Parties agree as follows:

1.          Amendment to Right of Termination. Section 7.3(a)(ii) is hereby deleted in its entirety and replaced with the following: “(ii) by LEP, by written notice to the EHR, if the Closing shall not have occurred on or before October 31, 2017, unless the failure of Closing to occur by such date was by reason of the material breach of this Agreement by LEP; or”

2.          Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof.

3.          No Other Amendment.  The terms of this Amendment shall supersede and prevail over any conflicting provisions of the Contribution Agreement.  Except as amended hereby, and subject to the preceding sentence, all of the remaining terms of the Contribution Agreement are in full force and effect.

4.          Miscellaneous.  This Amendment may be executed by the parties in separate counterparts, each of which when so executed will be deemed an original, and both of which together will constitute one and the same instrument.  This Amendment may be executed and delivered by electronic or facsimile transmission with the same effect as if delivered personally.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the date first above written.

ENERGY HUNTER RESOURCES, INC.		LUBBOCK ENERGY PARTNERS LLC

By:	/s/ Gary C. Evans	By:	/s/ John A. Weinzierl
	Name: Gary C. Evans		Name: John A. Weinzierl
	Title: Chief Executive Officer		Title: Chief Executive Officer